UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 27, 2009
HAEMONETICS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-10730	04-2882273

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road Braintree, MA	02184

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 781-848-7100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On July 27, 2009, the Company entered into revised Change in Control agreements with two named executive officers: Peter Allen and Chris Lindop, and with other executive officers and a key employee.
The Company also entered into revised Change in Control agreements with 6 members of the Company’s Operating Committee. Those six members also had existing change in control agreements with the Company. Their new agreements will sunset after five years, and are terminable earlier under certain circumstances.
All the revised Change in Control agreements eliminate prior provisions which called for the Company to gross-up the covered employee for any excise taxes due by the employee under the IRS Section 280 (g) limitations. The revised agreements provide for either reducing the benefits due to the Section 280 (g) cap or paying the benefits in full, whichever provides the better after-tax position for the employee.
Under the revised agreements, consistent with the agreements they replace, if the covered employee’s employment is either terminated or if he or she suffers a material diminution of compensation or responsibilities after a change in control, the covered employee will be entitled to 2.0 times their then base salary and target bonus.
The covered employee will also be entitled to receive a payment equal to the cost of providing for their medical, dental, life and disability insurance coverage for a period of 2.0 years, and outplacement services.
In addition, vesting of the covered employees’ equity awards granted on and after July 27, 2009 will no longer accelerate solely upon a Change in Control. Equity awards which vest by reason of continued employment with the Company will be accelerated by a change in control if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control. If the covered employee is eligible for the severance described above after an acquisition where the successor corporation does assume or continue the equity awards or substitutes a similar award, then those equity awards vest.
For purposes of the agreements, a Change of Control is defined as a person or group acquiring 35% or more of the Company’s stock, a sale of substantially all the assets of the Company to an unrelated person, and certain mergers, reorganizations, consolidations and share exchanges. The prior change in control agreements specified that a change in control arose when 50% or more of the Company’s stock is acquired by a person or group, and in the other events described above.
Effective July 31, 2009, Robert Ebbeling, former Vice President of Technical Operations, will retire. Mr. Ebbeling will receive a pro-rated bonus in recognition of his accomplishments between April and July which included: continued leadership of our Manufacturing and Supply Chain organization; on-going activities associated with the planned start-up of the Company’s new Salt Lake City production facility to support the Plasma business; strong support of the final efforts to interview, assess and recruit succession candidates for his role and preparation of comprehensive materials to accelerate the transition of his successor once he joined the Company on June 29, 2009.
At the same time we entered into a consulting agreement with Mr. Ebbeling. Under Mr. Ebbeling’s consulting agreement he is expected to provide services to the company related to our manufacturing and supply chain needs including: on-going work associated with the start-up of the new Salt Lake City facility; structural cost reduction opportunities; assistance and support to the CEO and to the new VP of Global Manufacturing as needed. The agreement calls for us to pay Mr. Ebbeling a retainer of $10,000 per month for a one year period. The agreement is terminable by either party with 15 days notice.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HAEMONETICS CORPORATION
(Registrant)
Date July 29, 2009

/s/ Christopher J. Lindop
Christopher J. Lindop, Chief Financial Officer
and Vice President Business Development

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